Exhibit a(4) under Form N-1A

Exhibit 3(i) under Item 601/Reg.S-K

Federated High Yield Trust

Amendment #8

to the

Restated and Amended Declaration of Trust

dated April 29, 2010

This Declaration of Trust is amended as follows:

Strike the first paragraph of Section 5 of Article III and substitute in its place the following:

Section 5. Establishment and Designation of Series or Class.

Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes shall be and are established and designated as:

Federated Equity Advantage Fund

Class A Shares

Institutional Shares

Federated High Yield Trust

Class A Shares

Class C Shares

Institutional Shares

Service Shares

The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Amended and Restated Declaration of Trust, as adopted by the Board of Trustees at a meeting on the day of November, 2015.

WITNESS the due execution hereof this day of November, 2015.

John F. Donahue	Peter E. Madden

John T. Collins	Charles F. Mansfield, Jr.

J. Christopher Donahue	Thomas M. O’Neill

G. Thomas Hough	P. Jerome Richey

Maureen Lally-Green	John S. Walsh